Acorn Reduces Q3 Operating Loss by 47% with Gross Margin of 66.5% v.
62.2% in Q3’18 in its Remote Monitoring & Control IoT Business;
Investor Call Tomorrow at 11am ET - Dial 844-834-0644

Wilmington, DE – November 14, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and IoT services for generators, pipelines, compressors and other industrial equipment, through its OmniMetrix subsidiary, today announced results for its third quarter ended September 30, 2019 (Q3’19). Acorn will host an investor call tomorrow at 11:00 a.m. EST to review its results and outlook (see details below for the call and Q&A session).

Walter Czarnecki, President and CEO of OmniMetrix, commented, “OmniMetrix delivered another profitable quarter with revenue growth and margin expansion. We achieved a 66.5% gross margin, benefitting from continued deployment of next generation products, including our Hero 2 Rectifier Monitor, as well as our ongoing focus on higher-margin commercial and industrial applications such our TrueGuard-Pro industrial generator monitor. By continuously improving our products and services, we deliver a better, more valuable customer experience to support growth and profitability improvements. This progress is reflected in Q3’19 operating profit of $106,000 versus $21,000 in Q3’18 and $40,000 in Q2’19 for OmniMetrix.

“As we’ve seen with weather-related catastrophes in the past, we do anticipate a rise in demand for stand-by generators and related monitoring and control solutions in the wake of California wildfire power blackouts that affected millions of consumers. Going forward, we expect increasing demand, coupled with our ongoing investments in product development and sales and marketing, will continue to drive our growth and profitability to new levels.”

Jan Loeb, President and CEO of Acorn, added, “Higher revenue, improved gross margin and overall cost containment, allowed Acorn to further reduce our consolidated operating loss to $121,000 in Q3’19 versus $203,000 in Q2’19. Our consolidated operating loss was reduced by nearly 50% compared to Q3’18.

“As anticipated, we were able to reacquire a 19% interest in OmniMetrix for $1.273 million, including accrued dividends, using a portion of the proceeds from our recent rights offering. The purchase, effective July 1, 2019, enabled Acorn to increase our ownership in the business to 99%, on very attractive terms. We believe this was a significant, value-creating transaction for Acorn shareholders, given the steadily improving results and prospects at OmniMetrix and purchase terms that were based on its business profile back in November 2015.

“We will continue to make incremental investments in sales and marketing at OmniMetrix in order to leverage its market leadership and to pursue what we believe are substantial growth opportunities. We are seeking and evaluating external opportunities to expand our business and enhance value for our shareholders on an opportunistic basis.”

OmniMetrix Summary Financial Results

($ in thousands)	Q3’19	Q3’18	Change	9mo. 2019	9mo. 2018	Change
Monitoring revenue	$847	$691	22.6%	$2,417	$1,990	21.5%
Hardware revenue	$539	$646	-16.6%	$1,673	$1,786	-6.3%
Total revenue	$1,386	$1,337	3.7%	$4,090	$3,776	8.3%
Gross profit	$922	$831	11.0%	$2,644	$2,312	14.4%
Gross margin	66.5%	62.2%		64.6%	61.2%

Q3’19 revenue from OmniMetrix increased 4% to $1,386,000 from $1,337,000 in Q3’18, driven by a 23% increase in monitoring revenue, partially offset by a 17% decline in hardware revenue. Monitoring revenue growth reflects an increase in the number of end points being monitored (units connected), more than 90% of which renew annually. The decrease in hardware revenue reflects the impact of some turnover in the OmniMetrix sales team. Revenue rose 8% for the first nine months of 2019 compared to the first nine months of 2018, again driven by monitoring revenue growth of 21%, partially offset by a decline in hardware revenue of 6%.

Gross profit grew 11% in Q3’19 to $922,000, compared to gross profit of $831,000 in Q3’18. Gross margin increased to 67% in Q3’19 from 62% in Q3’18, due primarily to increased monitoring revenue which has a higher gross margin than hardware revenue, as well as to improved hardware margins. Hardware margins benefited from the sale of higher-margin, next-generation monitoring products, enabling hardware gross margins to improve to 39% from 35% in the prior-year period.

OmniMetrix’s Q3’19 total operating expenses increased only 1% to $816,000 versus $810,000 in Q3’18, on slightly higher selling, general and administrative expenses.

Revenue and margin expansion, combined with relatively flat operating expenses, allowed OmniMetrix to generate an operating profit of $106,000 in Q3’19 versus $21,000 in Q3’18 and more than double the $40,000 operating profit level of Q2’19.

Acorn Consolidated Financial Results

Acorn’s corporate SG&A costs decreased nearly 10% to $227,000 in Q3’19 compared to $251,000 in Q3’18, due to prior reductions in personnel costs, board fees and other public company costs, including professional service fees. Corporate overhead is not expected to change materially except as needed to support growth in OmniMetrix.

Lower corporate expense, coupled with gross profit growth at OmniMetrix, allowed Acorn to reduce its Q3’19 consolidated operating loss to $121,000 compared to a loss of $230,000 recorded in Q3’18.

Net loss attributable to Acorn shareholders was $121,000, or ($0.00) per share, in Q3’19 compared to net income attributable to Acorn shareholders of $4,000, or $0.00 per share, in Q3’18. The prior-year period included a gain of $222,000, or $0.01 per share, on the sale of Acorn’s remaining interest in DSIT, net of withholding taxes and transaction costs.

Net loss attributable to Acorn shareholders was $557,000, or ($0.02) per share, in the first nine months ended September 2019 versus a loss of $1.8 million, or ($0.06) per share, in the comparable prior-year period. The prior-year period included a loss of $607,000, or ($0.02) per share, on the sale of Acorn’s interest in DSIT.

Liquidity and Capital Resources

On a consolidated basis, Acorn used cash of $933,000 in operating activities in the first nine months of 2019, versus $2.3 million used in the comparable prior-year period. Of the $933,000 used in operating activities, approximately $290,000 related to OmniMetrix and $643,000 related to Acorn corporate expenses, including costs related to our rights offering and repurchase of the OmniMetrix stake.

At September 30, 2019, OmniMetrix had $143,000 outstanding under its accounts receivable credit line, with an additional $251,000 available to borrow.

At September 30, 2019, Acorn had cash of approximately $1,338,000 (excluding restricted cash of $311,000 held in a bank in Israel). Management believes that the company’s current cash, plus the cash expected to be generated from OmniMetrix operations and borrowings available from lines of credit, will provide sufficient liquidity to finance the operating activities of the company for at least the next twelve months.

Conference Call Details

Date/Time:	Friday, November 15th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In additional to generators in homes, Omnimetrix solutions monitor critical equipment used in cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution, and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2019	2018	2019	2018

Revenue	$4,090	$3,776	$1,386	$1,337
Cost of sales – products and services	1,417	1,464	465	506
Cost of sales – other	29	―	(1)	―
Gross profit	2,644	2,312	922	831
Operating expenses:
Research and development expenses	420	399	137	139
Selling, general and administrative expenses	2,809	3,055	906	922
Total operating expenses	3,229	3,454	1,043	1,061
Operating loss	(585)	(1,142)	(121)	(230)
Finance expense, net	(1)	(76)	―	3
Loss before income taxes	(586)	(1,218)	(121)	(227)
Income tax expense	—	―	—	―
Net loss after income taxes	(586)	(1,218)	(121)	(227)
Share of income in DSIT	―	33	―	―
Impairment of investment in DSIT	―	(33)	―	―
(Loss)gain on sale of interest in DSIT, net of withholding taxes and transaction costs	―	(607)	―	222
Net loss	(586)	(1,825)	(121)	(5)
Non-controlling interest share of net loss	29	69	―	9
Net loss attributable to Acorn Energy, Inc. shareholders	$(557)	$(1,756)	$(121)	$4

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:	$(0.02)	$(0.06)	$0.00	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	33,844	29,535	40,393	29,555
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	33,844	29,535	40,393	29,555

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,338		$973
Restricted cash	311		290
Accounts receivable, net	761		665
Inventory, net	358		261
Deferred charges	690		803
Other current assets	132		144
Total current assets	3,590		3,136
Property and equipment, net	118		73
Other assets	774		710
Total assets	$4,482		$3,919
LIABILITIES AND EQUITY(DEFICIT)
Current liabilities:
Short-term credit	$143	$	―
Accounts payable	253		246
Accrued expenses	198		430
Deferred revenue	2,881		2,734
Due to former Acorn director (resigned as of August 6, 2018)	―		250
Other current liabilities	94		127
Total current liabilities	3,569		3,787
Non-current liabilities:
Deferred revenue	1,484		1,327
Due to former Acorn director (resigned as of August 6, 2018)	―		33
Other non-current liabilities	13		2
Total non-current liabilities	1,497		1,362
Commitments and contingencies
Equity(deficit):
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 40,393,259 and 30,357,706 shares at September 30, 2019 and December 31, 2018, respectively	396		304
Additional paid-in capital	101,557		100,340
Warrants	1,118		1,118
Accumulated deficit	(100,621)		(100,064)
Treasury stock, at cost – 801,920 shares at September 30, 2019 and December 31, 2018	(3,036)		(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(586)		(1,338)
Non-controlling interests	2		108
Total equity(deficit)	(584)		(1,230)
Total liabilities and deficit	$4,482		$3,919